Exhibit 10.2

[Home Depot Letterhead]

October 16, 2014

Dear Craig:

I am pleased to confirm The Home Depot, Inc.’s (the “Company”) offer and your acceptance of your appointment to Chief Executive Officer and President, effective November 1, 2014, reporting directly to the Company’s Board of Directors. Your new annual base salary will be $1,300,000, payable in equal bi-weekly installments. Your next salary review will be held in April of 2015, with salary reviews held annually thereafter.

In addition to your base salary, you will continue to be eligible to participate in the Management Incentive Plan (“MIP”) for officers. Your annual incentive target will be increased to 200% of your base salary, based upon achieving established goals. The incentive, if any, will be prorated based on the number of full months in your previous and new positions as well as the respective bonus targets for each position. To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.

At the next regularly scheduled quarterly meeting of the Leadership Development and Compensation Committee of The Home Depot, Inc. Board of Directors following the effective date of your new role and acceptance of this agreement, you will receive a grant of nonqualified stock options under the Amended and Restated 2005 Omnibus Stock Incentive Plan (the “Omnibus Plan”) equal to the greatest number of whole shares of common stock of The Home Depot, Inc. resulting from dividing $3,500,000 by the grant date accounting cost of the stock options, with an exercise price equal to the closing stock price on the grant date. Twenty-five percent of the stock options will become exercisable on the second, third, fourth and fifth anniversaries of the grant date. Expiration of all stock options will be the earlier of ten years from the grant date, employment termination, or any earlier time provided by your award document.

In addition to the above grants, you will continue to be eligible to participate in The Home Depot, Inc.’s Employee Stock Purchase Plan. The plan affords you the opportunity to purchase The Home Depot, Inc. common stock at a 15% discount through payroll deductions.

You will also continue to be eligible to participate in The Home Depot Deferred Compensation Plan for Officers. This plan affords you the opportunity to defer up to 50% of your base salary and 100% of your MIP payment into the plan.

The Company requests that, where practicable, you travel by use of Company aircraft or charter aircraft, for security purposes. However, you may elect to travel by commercial aircraft when you deem appropriate. Also, to accommodate your travel schedule, your family shall be allowed to travel aboard the Company’s aircraft, provided however, such personal use of the Company’s aircraft will require the inclusion in your taxable income of an amount equal to the related benefit of such accommodation. Such inclusion shall be made as required under the Internal Revenue Code and related regulations.

Craig Menear
October 16, 2014

The terms of your annual base salary, the MIP and other benefits set forth herein are subject to future modification or termination at the Company’s discretion. All compensation and benefits are subject to any required tax withholding.

You agree that you shall not, without the prior express written consent of the Executive Vice President - Human Resources, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company, or its parents, subsidiaries, affiliates, or related entities during the course of your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family.

You agree that you will not, directly or indirectly, use any Confidential Information on your own behalf or on behalf of any person or entity other than the Company, or reveal, divulge, or disclose any Confidential Information to any person or entity not expressly authorized by the Company to receive such Confidential Information, unless compelled by law and then only after written notice to Company’s Executive Vice President - Human Resources. This obligation shall remain in effect, both during and after your employment, for as long as the information or materials in question retain their status as Confidential Information. This letter is not intended to, and does not, alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. For purposes of this letter, “Confidential Information” means any and all data and information relating to the Company, its parents, subsidiaries, affiliates or related entities, or their activities, business, or clients that (i) is disclosed to you or of which you become aware as a consequence of your employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company. Confidential Information shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer files, data and financial information; data security information; details of customer or vendor contracts; current and anticipated customer requirements; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information.

By accepting this offer, you acknowledge and agree that you, as a key executive of the Company, have received and will receive training and Confidential Information regarding, among other things, the Company’s various merchandising, operations, financial, and/or other business processes, and that you have been and will be provided and entrusted with access to the Company’s customer and employee relationships and goodwill. You further acknowledge that such Confidential Information, including trade secrets and other business processes, are utilized by the Company throughout the entire United States and in other locations in which it conducts business. You further acknowledge and agree that the Company’s Confidential Information, customer, vendor and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the

Craig Menear
October 16, 2014

covenants contained in this letter. Consequently, you agree that for a period of twenty-four (24) months subsequent to your termination of employment from the Company for any reason, you will not, without the prior written consent of the Executive Vice President - Human Resources, in the United States, Canada, Mexico, or any other country in which the Company is conducting or has conducted business during your employment, enter into or maintain an employment, contractual, or other business or professional relationship, either directly or indirectly, to provide executive or managerial services of the type conducted, authorized, offered or provided by you for the Company to the following businesses that compete with the Company: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden and Orchard Supply and Hardware Company); Sears Holding Corp.; Amazon.com; Menard, Inc.; Floor & Décor; Ace Hardware; True Value Company; Lumber Liquidators; and Wal-Mart, and all of the subsidiaries, affiliates, assigns or successors in interest of each of these competing businesses.

In the event you wish to enter into any relationship or employment prior to the end of the above-referenced 24 month period which may be covered by the above non-compete provision, you agree to request and receive written permission from the Executive Vice President - Human Resources before entering any such relationship or employment. The Company may approve or may not approve of the relationship or employment in its sole and absolute discretion.

You agree that during your employment with the Company and for a period of thirty-six (36) months subsequent to your termination of employment for any reason, you will not, without prior written approval from the Executive Vice President - Human Resources, directly or indirectly solicit or encourage any person who is an employee of the Company, its parents, subsidiaries, affiliates or related entities to terminate his or her relationship with the Company, its parents, subsidiaries, affiliates or related entities or refer any such employee to anyone outside of the Company for the purpose of seeking, obtaining, or entering into an employment or other business relationship.

You acknowledge and agree that each of the covenants in this letter is reasonable and valid in time and scope and in all other respects, and that it is the parties’ intention that such covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the covenants shall be considered and construed as a separate and independent covenant. If any of the provisions of such covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this letter shall be valid and enforceable.

As a condition to your offer and your employment, you must take and pass a drug test. A positive drug test will result in the termination of your employment. Drug testing must be done within 48 hours from receipt of this letter.

This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time, and the Company reserves the right to terminate your employment with or without cause at any time. This letter supersedes any prior employment agreement or understandings, written or oral between you and the Company and contains the entire understanding of the Company and you with respect to the subject matter hereof.

Craig Menear
October 16, 2014

This letter shall be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to any choice of law provisions thereof that would require the application of any other jurisdiction’s laws. You agree to irrevocably submit any dispute arising out of or relating to this letter to the exclusive concurrent jurisdiction of the Superior Court of Cobb County, Georgia, or the U.S. District Court for the Northern District of Georgia, Atlanta Division. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to personal jurisdiction and to accept service of legal process from the courts of Georgia. Subject to the parties agreement set forth above regarding modification, in the event any provision in this letter is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the letter, and the remaining terms of the letter and its enforceability shall remain unaffected.

Craig, we are pleased to extend this offer to you, and we are excited about the opportunities that your leadership will bring to this new role. We have enclosed a copy of this letter for your records. Please sign, date and return the original to us.

Sincerely,

/s/ Frank Blake

Frank Blake
Chairman and Chief Executive Officer

pc:    Tim Crow
Scott Smith

I accept this offer as Chief Executive Officer and President pursuant to the foregoing terms and conditions:

/s/ Craig Menear	10/16/14
Craig Menear	Date Signed